Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of August 12, 2003, by and among GRIC Communications, Inc., a Delaware corporation (“Acquiror”), Amber Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Axcelerant, Inc., a Delaware corporation (“Target”).

RECITALS

A.            The Board of Directors of Target and the Board of Directors of Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Merger Sub merge with and into Target in a statutory reverse triangular merger (the “Merger”), with Target to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware.  In furtherance thereof, the Board of Directors of Target and the Board of Directors of Acquiror have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and have determined to recommend that their respective stockholders adopt and approve this Agreement and approve the Merger.

B.            Upon the effectiveness of the Merger, all the outstanding capital stock of Target (“Target Capital Stock”) will be converted into capital stock of Acquiror (“Acquiror Capital Stock”), and Acquiror will assume all outstanding options to purchase shares of Target Capital Stock, as provided in this Agreement.

C.            The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

D.            Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, certain stockholders of Target are entering into Voting Agreements in substantially the form attached hereto as Exhibit B (the “Voting Agreements”).

E.             Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, certain of the employees of Target are entering into Employment Agreements in substantially the form attached hereto as Exhibit C (the “Employment Agreements”) which shall become effective upon the closing of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1.                                      PLAN OF REORGANIZATION

1.1          The Merger.  Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Target pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) as follows:

1.1.1          Closing and Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Section 7 and Section 8 or at such other time as the parties hereto agree in writing.  The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as may be agreed to by Acquiror and Target in writing.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”  At the Closing, Acquiror and Target shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and Target in writing being referred to herein as the “Effective Time”).

1.1.2          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Acquiror Common Stock” shall mean the Common Stock, $0.001 par value per share, of Acquiror.

“Acquiror Series A Stock” shall mean the Series A Redeemable Convertible Preferred Stock, $0.001 par value per share, of Acquiror.

“Acquiror Stock Price” shall mean the average of the closing prices for a share of Acquiror Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending on the trading day that is three trading days prior to the Closing Date.

“Business Day” shall mean a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

“Dissenters Deadline Date” shall mean the first date at or after the Effective Time on which no holder of Target Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters’ rights or appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Target Capital Stock.

“Dissenting Shares” shall mean any shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law in connection with the Merger.

“Escrow Shares” shall mean the number of shares of Acquiror Common Stock equal to the product of (A) 15% and (B) the Total Merger Consideration.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean (A) with respect to Target Series B Stock, the quotient obtained by dividing (1) the Target Series B Merger Consideration by (2) the Fully-Diluted Target Series B Stock, (B) with respect to Target Series A Stock, the quotient obtained by dividing (1) the Target Series A Merger Consideration by (2) the Fully-Diluted Target Series A Stock, and (C) with respect to Target Common Stock and Target Options (to be assumed by Acquiror pursuant to Section 1.3.1), the quotient obtained by dividing (A) the Target Common Merger Consideration by (B) the Fully-Diluted Target Common Stock.

“Fully-Diluted Acquiror Common Stock” shall mean the sum, without duplication, of (A) the aggregate number of shares of Acquiror Common Stock that are issued and outstanding as of the close of business on the second Business Day preceding the date hereof, (B) the aggregate number of shares of Acquiror Common Stock issuable upon the conversion of shares of Acquiror Series A Stock issued and outstanding as of the close of business on the second Business Day preceding the date hereof, (C) the aggregate number of shares of Acquiror Common Stock issuable upon the conversion of shares of Acquiror Series A Stock issuable upon the exercise of warrants to acquire shares of Acquiror Series A Stock that are issued and outstanding as of the close of business on the second Business Day preceding the date hereof, and (D) the aggregate number of shares of Acquiror Common Stock issuable upon the exercise of options or warrants to acquire shares of Acquiror Common Stock that are issued and outstanding as of the close of business on the second Business Day preceding the date hereof (whether or not then vested or exercisable), calculated using the treasury stock method.  For the avoidance of doubt, the Fully-Diluted Acquiror Common Stock shall not include any shares of Acquiror Common Stock available for future issuance under Acquiror’s 1999 Equity Incentive Plan, 1997 Stock Option Plan, 1995 Stock Option Plan (other than shares subject to outstanding options) or under Acquiror’s 1999 Employee Stock Purchase Plan (including shares subject to outstanding purchase rights under such plan).

“Fully-Diluted Target Common Stock” shall mean the sum, without duplication, of (A) the aggregate number of shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Target Common Stock issuable upon the exercise of Target Options, Target Warrants or other direct or indirect rights to acquire shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).  For the avoidance of doubt, the Fully-Diluted Target Common Stock shall not include any shares of Target Common Stock issuable upon the exercise of unvested Target Options which are canceled, forfeited or otherwise not exercised.  For the avoidance of doubt, a particular security shall be included in the calculation of either the Fully-Diluted Target Common Stock, Fully-Diluted Target Series A Stock or Fully-Diluted Target Series B stock, but not in the calculation of more than one of the foregoing defined terms.

“Fully-Diluted Target Series A Stock” shall mean the sum, without duplication, of (A) the aggregate number of shares of Target Series A Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Target Series A Stock issuable upon the exercise of Target Warrants or other direct or indirect rights to acquire shares of Target Series A Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Fully-Diluted Target Series B Stock” shall mean the sum, without duplication, of (A) the aggregate number of shares of Target Series B Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Target Series B Stock issuable upon the exercise of Target Warrants or other direct or indirect rights to acquire shares of Target Series B Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of the officers, directors and legal or financial employees of such entity (and with respect to Target, of Steven Pacelli as well) (collectively, the “Entity Representatives”) after reasonable inquiry, including reasonable inquiry of the persons employed by such entity charged with administrative or operational responsibility for such matters for such entity.  Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails received or sent by such Entity Representative) in, or that have been in, the actual possession of such Entity Representative, including his or her personal files, or (B) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such entity that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such Entity Representative in the customary performance of such duties and responsibilities.

Any reference to any event, change, condition or effect being “material” with respect to any entity means any event, change, condition or effect that (i) is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole or (ii) involves monetary commitments, obligations or liabilities which individually or in the aggregate could reasonably be expected to exceed $25,000.

“Material Adverse Effect” when used in connection with an entity means any change, event, condition or effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors), (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors),

(C) the direct effect of the public announcement or pendency of the transactions contemplated hereby on customers or suppliers of such entity, or (D) with respect to Acquiror only, (i) changes in the trading prices for Acquiror Common Stock or (ii) failure to achieve the consensus estimates of analysts for Acquiror’s financial results; provided, however, that notwithstanding the foregoing, with respect to Target, the following shall be deemed to have a Material Adverse Effect on Target:  receipt by Target or any Subsidiary of written notice from either one or more of the Top Three Customers or two or more of the Top Ten Customers, (i) canceling, terminating or electing not to renew its contract or agreement with Target or such Subsidiary, (ii) substantially reducing the amount of current or projected purchases from Target or such Subsidiary for products and services, or (iii) that it intends to do any of the foregoing.  The “Top Three Customers” and “Top Ten Customers” are the top three and ten customers, respectively, of Target and its Subsidiaries in terms of revenue for the period from January 1, 2003 through May 31, 2003 that is reported in the Financial Statements, provided that no customer who has given such a written notice prior to the date of this Agreement (as disclosed in the Target Disclosure Letter) shall be included in the determination of the Top Three Customers or Top Ten Customers (i.e., such listings shall numerically include three and ten customers, respectively).

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or governmental entity.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spreadsheet Submission Date” shall mean the later of (i) the date on which Target delivers the Spreadsheet (as defined in Section 4.14) to Acquiror, (ii) the Closing Date, and (iii) the Dissenters Deadline Date.

“Subsidiary” shall mean any corporation, association, business entity, partnership, limited liability company or other Person, securities or other interests representing more than 50% of the voting power of which are at the time directly or indirectly owned or controlled by Target, by Target and one or more Subsidiaries or by one or more other Subsidiaries.

“Takeover Proposal” shall mean (i) any agreement, offer or proposal for, or any indication of interest in, (A) any merger, reorganization, share exchange, consolidation or other business combination involving Target and/or any Subsidiary, (B) any acquisition by any Person (including any “person” within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the issued and outstanding shares of any class of capital stock of Target or any Subsidiary in any single transaction or a series of related transactions, or (C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or in excess of 20% of the assets of Target or any Subsidiary in any single transaction or a series of related transactions, or (ii) any public announcement of a proposal, plan or intention to enter into any such agreement, make any such offer or proposal or express any such indication of interest; provided, however, that the term “Takeover Proposal” shall not include this Agreement or any other agreement provided for herein or therein or ancillary hereto or thereto, or any offer, proposal or indication of interest made or expressed by or on behalf of Acquiror.  Any material change in the terms or conditions of any Takeover Proposal shall be deemed to result in a new Takeover Proposal.

“Target Common Merger Consideration” shall mean the number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Target Common Percentage by (B) the Total Merger Consideration.

“Target Common Percentage” shall mean the percentage of the Total Merger Consideration that holders of Target Common Stock and Target Options shall be entitled to receive pursuant to the terms of Target’s Third Amended and Restated Certificate of Incorporation.

“Target Common Stock” shall mean the Common Stock, $0.001 par value per share, of Target.

“Target Options” shall mean options to purchase shares of Target Capital Stock.

“Target Percentage Table” shall mean the table attached hereto as Exhibit D setting forth sample calculations of the Target Common Percentage, Target Series A Percentage and Target Series B Percentage based on certain assumptions regarding the Total Merger Consideration, the Closing Date and the Acquiror Stock Price.  For the avoidance of doubt, in the event of any conflict between the terms of Target’s Third Amended and Restated Certificate of Incorporation and the Target Percentage Table, the terms of Target’s Third Amended and Restated Certificate of Incorporation shall control.

“Target Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Target.

“Target Series A Merger Consideration” shall mean the number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Target Series A Percentage by (B) the Total Merger Consideration.

“Target Series A Percentage” shall mean the percentage of the Total Merger Consideration that holders of Target Series A Stock shall be entitled to receive pursuant to the terms of Target’s Third Amended and Restated Certificate of Incorporation.

“Target Series A Stock” shall mean the Series A Preferred Stock of Target.

“Target Series B Merger Consideration” shall mean the number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Target Series B Percentage by (B) the Total Merger Consideration.

“Target Series B Percentage” shall mean the percentage of the Total Merger Consideration that holders of Target Series B Stock shall be entitled to receive pursuant to the terms of Target’s Third Amended and Restated Certificate of Incorporation.

“Target Series B Stock” shall mean the Series B Preferred Stock of Target.

“Target Warrants” shall mean warrants to purchase shares of Target Capital Stock.

“Total Merger Consideration” shall mean the number of shares of Acquiror Common Stock equal to the difference obtained by subtracting (A) the quotient obtained by dividing (1) any amount of Excess Merger Expenses known to Acquiror prior to the Spreadsheet Submission Date by (2) the Acquiror Stock Price from (B) 9,833,329 (which is the quotient obtained by dividing (1) the product obtained by multiplying (i) 0.22 by (ii) the Fully-Diluted Acquiror Common Stock by (2) 0.78).

“Trigger Event” shall mean (i) any acquisition by any Person (including any “person” within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the issued and outstanding shares of any class of capital stock of Target or any Subsidiary in any single transaction or a series of related transactions, or (ii) the commencement of any tender offer or exchange offer that, upon completion, would result in any Person (including any “person” within the meaning of Section 13(d) of the Exchange Act) having beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the issued and outstanding shares of any class of capital stock of Target or any Subsidiary.

1.1.3          Conversion of Shares.  Each share of Target Series B Stock, Target Series A Stock and Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.5 hereof), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive a number of shares of Acquiror Common Stock equal to the applicable Exchange Ratio.

1.1.4          Adjustments for Capital Changes.  If prior to the Merger Acquiror or Target recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Acquiror Common Stock into which the Target shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target shares and the holders of Acquiror shares.

1.1.5          Dissenting Shares.  Notwithstanding anything contained herein to the contrary, other than the following provisions of this Section 1.1.5, any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Section 262 of Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 1.1.3 in respect of such shares had such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10, following the satisfaction of the applicable conditions set forth in Section 1.10, the number of shares of Acquiror Common Stock to which such holder would be entitled in respect thereof under Section 1.1.3 had such shares never been Dissenting Shares (and all such shares of Acquiror Common Stock shall be deemed for all purposes of this Agreement to have become issuable and deliverable to such holder pursuant to Section 1.1.3), subject to Section 1.2 (requiring the delivery of cash in lieu of any fractional shares) and Section 1.4 (requiring the contribution of a portion of such Acquiror Common Stock into escrow).  Target shall give Acquiror (i) notice as soon as practicable of any demands for appraisal received by Target, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Target and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  Target shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

1.2          Fractional Shares.  No fractional shares of Acquiror Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Capital Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) will receive from Acquiror, promptly after the Effective Time, an amount of cash (rounded to the nearest whole cent) equal to the Acquiror Stock Price multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled.

1.3          Target Options and Warrants.

1.3.1          Options.  At the Effective Time, each outstanding, unexercised and unexpired Target Option to purchase Target Common Stock granted under Target’s 2001 Stock Incentive Plan, as amended (the “Target Option Plan”) shall be assumed by Acquiror and each holder of an assumed Target Option shall be entitled, in accordance with the terms of such option, to purchase after the Effective Time that number of shares of Acquiror Common Stock, determined by multiplying the number of shares of Target Common Stock subject to such Target Option at the Effective Time by the Exchange Ratio, and the exercise price per share for each such Option will equal the exercise price of the Target Option immediately prior to the Effective Time divided by the Exchange Ratio, such exercise price being rounded up to the nearest whole cent.  If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Acquiror Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share.  The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all other terms of the Target Options will otherwise be unchanged.  Continuous employment with Target will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time.  Promptly after the Effective Time, Acquiror will notify in writing each holder of a Target Option of the assumption of such Target Option by Acquiror, and the number of shares of Acquiror Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to this Section 1.3.1.  Acquiror will cause the Acquiror Common Stock issuable upon exercise of the assumed Target Options to be registered on Form S-8 of the SEC within 15 Business Days after the Effective Time (assuming timely receipt of the Spreadsheet, all option documentation relating to the Target Options outstanding immediately prior to the Effective Time and all signatures, opinions and consents required for such registration statement), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Target Options remain outstanding and will reserve a sufficient number of shares of Acquiror Common Stock for issuance upon exercise thereof.  The Form S-8 shall not cover the shares of Acquiror Common Stock subject to any Target Options assumed by Acquiror which are held by persons who do not become employees of the Acquiror at the Effective Time or do not otherwise have a service relationship with the Acquiror at the Effective Time.

1.3.2          Warrants.  Prior to the Merger, Target will cause all outstanding Target Warrants to be exercised in full (including by “net exercise” if permitted by the applicable warrant agreement).

1.4          Escrow Agreement.  At the Closing, Acquiror will withhold (or cause the Exchange Agent to withhold) the Escrow Shares from the shares of Acquiror Common Stock to be issued to the stockholders of Target as of immediately prior to the Effective Time (other than holders of solely shares of Target Capital Stock which constitute and remain Dissenting Shares) (“Effective Time Stockholders”) on a pro rata basis (based upon the number of shares of Acquiror Common Stock such stockholder is entitled to receive pursuant to Section 1.1.3 with respect to its shares of Target Capital Stock (other than Dissenting Shares) relative to the number of shares of Acquiror Common Stock all such stockholders are entitled to receive pursuant to Section 1.1.3 with respect to their shares of Target Capital Stock (other than Dissenting Shares)).  Acquiror will deliver (or cause the Exchange Agent to deliver) such Escrow Shares to U.S. Bank, N.A. (the “Escrow Agent”), as escrow agent, to be held in an escrow fund (the “Escrow Fund”) by Escrow Agent as collateral for the indemnification obligations of the Effective Time Stockholders under Section 10 and pursuant to the provisions of an escrow agreement in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”).  The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent or its nominee and will be held by the Escrow Agent from the Closing until the one year anniversary of the Effective Time (the “Escrow Period”) (unless otherwise specified herein or in the Escrow Agreement).  In the event that the Merger is approved by the holders of Target Capital Stock (“Target Capital Stockholders”) as provided herein, the Effective Time Stockholders shall, without any further act of any Effective Time Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the indemnification obligations of the Effective Time Stockholders under Section 10 in the manner set forth in the Escrow Agreement, (ii) the appointment of Murray Rudin as the representative of the Effective Time Stockholders (the “Representative”) under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Effective Time Stockholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him herein or under the Escrow Agreement, and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

1.5          Effects of the Merger.  At the Effective Time:  (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Target, and Target will be the surviving corporation, pursuant to the terms of the Certificate of Merger; (b) the certificate of incorporation of Target shall be as set forth in the attachment to the Certificate of Merger and the bylaws of Merger Sub will become the bylaws of Target, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of the surviving corporation until thereafter amended as provided by law; (c) each share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock of the surviving corporation; (d) the directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving corporation and the officers of Merger Sub immediately prior to the Effective Time will become the officers of the surviving corporation; (e) each share of Target Capital Stock and each Target Option outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.1, 1.2 and 1.3; (f) each share of Target Common Stock and Target Preferred Stock held by Target or owned by Merger Sub, Acquiror or any direct or indirect wholly-owned subsidiary of Target or Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; and (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

1.6          Further Assurances.  Target agrees that if, at any time before or after the Effective Time, Acquiror considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquiror title to any property or rights of Target, Acquiror and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Acquiror and otherwise to carry out the purpose of this Agreement, in the name of Target or otherwise.

1.7          Registration on Form S-4.  The Acquiror Common Stock to be issued in the Merger shall be registered under the Securities Act on Form S-4.  As promptly as practicable after the date of this Agreement, Acquiror and Target shall prepare and file with the SEC a Form S-4 registration statement (the “Form S-4”) together with the prospectus/proxy statement included therein (the “Prospectus/Proxy Statement”) and any other documents required by the Securities Act or the Exchange Act in connection with the Merger.  Each of Acquiror and Target shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  Acquiror shall also take any action required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of the Acquiror Common Stock in the Merger.  Target shall furnish to Acquiror all information concerning Target and the Target Capital Stockholders as may be reasonably requested in connection with any action contemplated by this Section 1.7.

1.8          Tax Free Reorganization.  It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code.  By executing this Agreement, the parties intend to adopt a “plan of reorganization” within the meaning of Section 354(a) of the Code.  However, except as expressly set forth herein or in the exhibits hereto, Acquiror makes no representations or warranties to Target or to any Target securityholder regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free “ reorganization” under the Code, or any of the tax consequences to Target or any Target securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  Target acknowledges that Target and its securityholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.9          Purchase Accounting.  The parties intend that the Merger be treated as a purchase for accounting purposes.

1.10        Exchange of Certificates.

1.10.1        Exchange Agent.  EquiServe (which is Acquiror’s transfer agent) shall act as exchange agent (the “Exchange Agent”) in the Merger.  Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the holders of shares of Target Capital Stock, for exchange in accordance with this Agreement, certificates representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to this Agreement, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.2, in exchange for outstanding shares of Target Capital Stock.

1.10.2        Exchange Procedures.  As soon as practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Target Common Stock (collectively, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify and Target may reasonably approve) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Acquiror Common Stock.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Target Capital Stock which is not registered on the transfer records of Target, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a transferee if the Certificate representing such Target Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 1.10.2 and the Certificate of Merger, each Certificate shall be deemed, on and after the Effective Time, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in lieu of any fractional shares of Acquiror Common Stock as contemplated by Section 1.2 and the Delaware Law.

1.10.3        Distributions with Respect to Unsurrendered Certificates.  No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.2, until the holder of record of such Certificate shall surrender such Certificate.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.2 and the Certificate of Merger and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

1.10.4        No Further Ownership Rights in Target Common Stock.  All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 1.2 and Section 1.10.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock.  After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Target of the shares of Target Capital Stock, which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Acquiror for any reason, they shall be canceled and exchanged as provided in this Section 1.10.

1.10.5        Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders of Target six months after the Effective Time shall be delivered to Acquiror, upon demand, and any former stockholders of Target who have not theretofore complied with this Section 1.10.5 shall thereafter look only to Acquiror for payment of their claim for Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock.

1.10.6        No Liability.  Neither the Exchange Agent, Acquiror or Target shall be liable to any holder of shares of Target Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Acquiror shall be entitled to rely without inquiry or investigation on the information contained in the Spreadsheet and shall instruct the Exchange Agent to make the payments and distributions contemplated by this Section 1 in accordance with such information, and neither Acquiror nor the Exchange Agent shall have any liability to any person for making such payments and distributions in accordance with such information.

1.10.7        Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of reasonable bond therefor, such shares of Acquiror Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.2 and any dividends or distributions payable pursuant to Section 1.10.3.

2.                                      REPRESENTATIONS AND WARRANTIES OF TARGET

Subject to the exceptions set forth in the disclosure letter of Target addressed and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Target Disclosure Letter”) (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Section 2 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Target to Acquiror under this Section 2), Target represents and warrants to Acquiror as follows:

2.1          Organization and Good Standing.  Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Target.

2.2          Power, Authorization and Validity.

2.2.1          Power and Capacity.  Target has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Target is or will be a party that are required to be executed pursuant to this Agreement (the “Target Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Target Ancillary Agreements have been duly and validly approved and authorized by Target’s Board of Directors as required by applicable law and Target’s certificate of incorporation and bylaws.

2.2.2          No Filings.  No filing, authorization or approval, governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws and (c) the approval of the Target Capital Stockholders of the transactions contemplated hereby.  The affirmative votes of the holders of (a) 70% of the shares of Target Series B Stock issued and outstanding, (b) a majority of the shares of Target Series A Stock issued and outstanding, and (c) a majority of the shares of Target Common Stock, Target Series A Stock and Target Series B Stock issued and outstanding (voting as a single class on an as-converted basis), in each case as of on the record date set for the meeting of Target’s stockholders to adopt this Agreement and approve the Merger, are the only votes of the holders of Target Capital Stock necessary to adopt this Agreement and approve the Merger.

2.2.3          Binding Obligation.  Subject to approval of this Agreement and the Merger by the Target Capital Stockholders, this Agreement and the Target Ancillary Agreements are, or when executed by Target will be, valid and binding obligations of Target enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

2.3          Capitalization.

2.3.1          Authorized and Outstanding Capital Stock.  The authorized capital stock of Target consists solely of (a) 25,000,000 shares of Target Common Stock, of which 5,211,813 shares are issued and outstanding, and (b) 25,000,000 shares of Target Preferred Stock, (i) 6,000,000 of which are designated as Target Series A Stock, of which 6,000,000 shares are issued and outstanding, and (ii) 8,500,000 of which are designated as Target Series B Stock, of which 6,923,077 shares are issued and outstanding.  There are no other issued and outstanding shares of capital stock or voting securities of Target.  Each of the Target Capital Stockholders holds good and marketable title to such Target shares, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws).  All issued and outstanding shares of Target Common Stock and Target Preferred Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of Target, or any agreement or document to which Target is a party or by which it is bound and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.  Except as disclosed in Schedule 2.3.1, Target is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.  Except as disclosed in Schedule 2.3.1, there is no liability for dividends accrued but unpaid with respect to Target’s outstanding securities.  Target holds no treasury shares.  Except as disclosed in Schedule 2.3.1, no shares of Target Capital Stock are unvested or otherwise subject to a right of repurchase.  Schedule 2.3.1 includes a correct and complete list of each holder of Target Capital Stock outstanding as of the date hereof, including the name of and address of such holder, the number of shares of each class or series of Target Capital Stock held by such Person, and if applicable, the vesting commencement date and vesting schedule applicable to such Target Capital Stock, including the number of shares vested as of the date of this Agreement.  Except as disclosed in Schedule 2.3.1, no vesting of outstanding Target Capital Stock will be accelerated in connection with the Merger.

2.3.2          Options/Rights.  An aggregate of 2,486,100 shares of Target Common Stock are reserved and authorized for issuance pursuant to the Target Option Plan, under which options to purchase a total of 2,073,969 shares of Target Common Stock are outstanding.  Except as disclosed in Schedule 2.3.2, there are no restricted stock awards, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Target’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Target Preferred Stock or Target Common Stock or obligating Target to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.  Schedule 2.3.2 includes a correct and complete list of each Target Option and Target Warrant outstanding as of the date hereof, including the name and address of the holder of such Target Option or Target Warrant, the Target Option Plan pursuant to which such Target Option was issued, the number of shares covered by such Target Option or Target Warrant, the per share exercise price of such Target Option or Target Warrant, the status of any Target Option as an incentive stock option, and the vesting commencement date and vesting schedule applicable to each such Target Option, including the number of shares vested as of the date of this Agreement.  The terms of the Target Option Plan permit the assumption or substitution of options to purchase Target Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target Capital Stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options.  Except as disclosed in Schedule 2.3.2, no benefits under the Target Option Plan will accelerate in connection with the Merger.  No other outstanding options, whether under the Target Option Plan or otherwise, will be accelerated in connection with the Merger.

2.4          Subsidiaries.  Except for the Subsidiaries of Target listed on Schedule 2.4, each of which is wholly-owned by Target, Target does not have any Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

2.5          No Violation of Existing Agreements.  Neither the execution and delivery of this Agreement nor any Target Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Target or any Subsidiary, as currently in effect, (b) any material instrument or contract to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties.  Except as disclosed in Schedule 2.5, the consummation of the Merger and the transfer to Acquiror of all material rights, licenses, franchises, leases and agreements of Target and each Subsidiary will not require the consent of any third party.

2.6          Litigation.  Except as disclosed in Schedule 2.6, there is no action, proceeding, claim or investigation pending against Target or any Subsidiary before any court or administrative agency, nor, to Target’s knowledge, has any such action, proceeding, claim or investigation been threatened in writing.  There is, to Target’s knowledge, no reasonable basis for any stockholder or former stockholder of Target, or any other Person, firm, corporation, or entity, to assert a claim against Target or Acquiror based upon: (a) ownership or rights to ownership of any shares of Target Capital Stock (except for dissenter’s rights with respect to shares of Acquiror Common Stock issuable by virtue of the Merger), (b) any rights as a Target Capital Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Target and its stockholders.

2.7          Taxes.  Target and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Target or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due.  The Target Balance Sheet reflects all unpaid Taxes of Target and/or any Subsidiary, in accordance with GAAP, for periods (or portions of periods) through the Target Balance Sheet Date.  Neither Target nor any Subsidiary has any liability for unpaid Taxes accruing after the Target Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Target Balance Sheet Date.  There is (i) to the knowledge of Target, no claim for Taxes being asserted against Target or any Subsidiary that has resulted in a lien against the property of Target or any Subsidiary other than liens for Taxes not yet due and payable, (ii) to the knowledge of Target, no audit or pending audit of, or tax controversy associated with, any Tax Return of Target or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Target or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed.  Neither Target nor any Subsidiary has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.  Neither Target nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does Target or any Subsidiary have any liability or potential liability to another party under any such agreement.  Neither Target nor any Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  Neither Target nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither Target nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which Target was not the ultimate parent corporation.  Neither Target nor any Subsidiary has any liability for the Taxes of any Person (other than Target or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.  Neither Target nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.  Each of Target and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.  Neither Target nor any Subsidiary has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and Target and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.  Neither Target nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.  Target and each Subsidiary have complied (and until the Effective Time will comply) with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns.  For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.  For purposes of this Agreement, the term “Tax Return” shall mean any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

2.8          Target Financial Statements.  Target has delivered to Acquiror as Schedule 2.8 Target’s audited balance sheets as of December 31, 2001 and 2002 and income statement and statement of cash flows for the years then ended and Target’s unaudited balance sheet as of May 31, 2003 (“Balance Sheet”) and income statement and statement of cash flows for the five months then ended (collectively, the “Financial Statements”).  The Financial Statements (a) are derived from and in accordance with the books and records of Target, (b) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (c) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and consistent with each other, and (d) present fairly the consolidated financial condition and results of operations and cash flows of Target and its Subsidiaries as of the dates, and for the periods, indicated therein (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material in amount).  Target has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Balance Sheet, except for those that may have been incurred after the date of the Balance Sheet in the ordinary course of its business consistent with past practice, which, individually or in the aggregate, are not material in nature or amount, do not result from any breach of contract, tort or violation of law, and could not be reasonably likely to have a Material Adverse Effect on Target.

2.9          Title to Properties.  Except as disclosed in Schedule 2.9, Target has good and marketable title to all of its assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable).  All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target or any Subsidiary is a party are fully effective and afford Target or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease.  Neither Target nor any Subsidiary is in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied.

2.10        Absence of Certain Changes.  Since the Balance Sheet date, each of Target and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and (i) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target, (ii) except for the Amended and Restated Exclusivity Letter Agreement between Acquiror and Target dated August 11, 2003 relating to the transactions contemplated by this Agreement, neither Target nor any Subsidiary has made or entered into any agreement, commitment or letter of intent with respect to any acquisition, sale or transfer of any material asset of Target or any Subsidiary, (iii) there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by Target or any Subsidiary or any revaluation by Target of any of its or any Subsidiary’s assets, (iv) except as disclosed in Schedule 2.10, there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its securities, other than repurchases of stock in accordance with the Target Option Plan in connection with the termination of employees or other service providers, (v) neither Target nor any Subsidiary has entered into, amended or terminated any material contract or agreement (including any contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation that involves in excess of $25,000), and there has not occurred any material default under any material contract or agreement to which Target or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound, (vi) there has not occurred any amendment or change to the certificate of incorporation or bylaws of Target or any Subsidiary, (vii) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by Target or any Subsidiary to any of its directors, officers, employees or consultants or any new loans or extension of existing loans to any such persons (other than annual salary adjustments not exceeding 10% made in the ordinary course of business consistent with past practice), (viii) there has not occurred the execution of any employment agreements or service contracts or, except as disclosed in Schedule 2.10, the extension of the term of any existing employment agreement or service contract with any person in the employ or service of the Target or any Subsidiary, (ix) there has not occurred any change with respect to the management, supervisory or other key personnel of Target, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving Target or any Subsidiary, (x) neither Target nor any Subsidiary has incurred, created or assumed any security interest, pledge or lien on any of its material assets or properties, any liability or obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of others, (xi) neither Target nor any Subsidiary has paid or discharged any encumbrance or liability which was not shown on the Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet date, (xii) neither Target nor any Subsidiary has incurred any liability to its directors, officers or shareholders (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (xiii) neither Target nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $25,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (xiv) neither Target nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (xv) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of Target or any Subsidiary, and (xvi) there has not occurred any announcement of, any negotiation by or any entry into any contract, agreement, commitment or transaction by Target or any Subsidiary to do any of the things described in the preceding clauses (i) through (xv) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.11        Contracts and Commitments.  Except for contracts and agreements described in Schedule 2.11, neither Target nor any Subsidiary is a party to or bound by any of the following contracts or agreements (a “Material Contract”):

(a)           any distributor, sales, advertising, agency or manufacturer’s representative contract;

(b)           any continuing contract for the purchase, sale or license of materials, supplies, equipment, services, software, intellectual property or other assets involving in the case of any such contract more than $25,000 over the life of the contract;

(c)           any contract that expires or may be renewed at the option of any Person other than Target so as to expire more than one year after the date of this Agreement and which involves more than $25,000;

(d)           any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)           any contract for capital expenditures in excess of $25,000 in the aggregate;

(f)            any contract limiting the freedom of Target or any Subsidiary to engage, participate, or compete with any other Person, in any line of business, market or geographic area, or any confidentiality, secrecy or non-disclosure contract, or any contract granting most favored nation pricing, exclusive sales, distribution or marketing rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(g)           any contract pursuant to which Target or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;

(h)           any contract with any Person with whom Target or any Subsidiary does not deal at arm’s length;

(i)            any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(j)            any agreement under which Target or any Subsidiary is a licensor of Intellectual Property or agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property, or under which Target or any Subsidiary is a licensee of any Third Party Intellectual Property Rights (except for standard “shrink wrap” and “click through” licenses for off-the-shelf software products) or providing for the development of any software, content, technology or intellectual property by or for Target or any Subsidiary;

(k)           any joint venture contract or arrangement or any other agreement that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person;

(l)            any agreement of indemnification or warranting (other than pursuant to Target’s standard customer agreement, the form of which is included in Schedule 2.11);

(m)          any contract or agreement for the employment of any director, officer, employee or consultant of Target or any other type of contract, agreement or understanding with any officer, employee or consultant of Target that is not immediately terminable by Target without cost or liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any contract that is entered into in connection with this Agreement;

(n)           any contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Target Capital Stock or any other securities of Target or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(o)           any contract under which it provides any advice or services to any third party, including any consulting contract, professional contract or software implementation, deployment or development services contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services) involving revenue to Target in excess of $25,000 per annum;

(p)           any contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(q)           any contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(r)            any contract with any governmental entity or any governmental authorization;

(s)           any other oral or written agreement, obligation or commitment that is material to Target or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets, taken as a whole; or

(t)            any contract or agreement with Fiberlink, iPass, AT&T, MCI/UUNet, MegaPath, Infonet, TManage or Netifice.

All Material Contracts are in written form.  Target or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and to its knowledge is not alleged to be in default in respect of any Material Contract.  Each of the Material Contracts is in full force and effect, unamended.  There exists no default or event of default or event, occurrence, condition or act, with respect to Target or any Subsidiary or to Target’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Target or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract.  Neither Target nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  Neither Target nor any of its Subsidiaries has any material liability for renegotiation of government contracts or subcontracts.  True, correct and complete copies of all Material Contracts have been provided to Acquiror prior to the date hereof.

2.12        Intellectual Property.

2.12.1        Except as disclosed in Schedule 2.12.1, Target and each Subsidiary own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, trademarks, trade names, trade dress rights, service marks, copyrights, mask works, Internet domain names, database rights, applications and registrations for any of the foregoing, net lists, schematics, designs, specifications, technical drawings, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or any Subsidiary (collectively, the “Intellectual Property”).  Such, ownership, license or other rights in the Intellectual Property are sufficient for the conduct of the business of Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or any Subsidiary.  Except as disclosed in Schedule 2.12.1, Target and each Subsidiary owns and possesses source code for all software owned by it and owns or has valid licenses and possesses source code or object code for all products owned, distributed and presently supported by it.  Neither Target nor any Subsidiary has entered into any agreement relating to any exclusive rights of any type or scope with respect to any Intellectual Property with any Person.

2.12.2        Schedule 2.12.2 lists (i) all patents and patent applications, all registered and material unregistered trademarks, trade names and service marks and applications therefor, all registered and material unregistered copyrights and applications therefor, all registered Internet domain names, and all maskworks registrations and applications therefor included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements to which Target or any Subsidiary is a party and pursuant to which Target or any Subsidiary is authorized to use any third party patents, trademarks, copyrights (including software) or other intellectual or proprietary right (“Third Party Intellectual Property Rights”), which are incorporated in, are, or form a part of any product or service used, utilized, provided, furnished, produced, marketed, licensed, sold or distributed by Target or any Subsidiary or any product or service currently under development by Target or any Subsidiary (each such product being a “Target Product” and each such service being a “Target Service”).  For the avoidance of doubt, third party software used in the development of Target Products but not incorporated therein or distributed therewith shall not be deemed to be included in the definition of Target Products.

2.12.3        To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any Subsidiary, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of Target or any Subsidiary.  Neither Target nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any intellectual property rights of any third party, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business consistent with past practice.  No royalties or other continuing payment obligations are due in respect of any Intellectual Property right or any Third Party Intellectual Property Rights and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

2.12.4        Neither Target nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Target’s obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.  Neither the

execution and delivery or effectiveness of this Agreement nor the performance of Target’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Intellectual Property right, or materially impair the right of Target, any Subsidiary or Acquiror to use, possess, sell or license any Intellectual Property right or portion thereof.

2.12.5        To the knowledge of Target, all registered patents, trademarks, trade names, service marks and copyrights held by Target or any Subsidiary are valid, enforceable and subsisting.  Neither Target nor any Subsidiary has been sued in any suit, action or proceeding (or received any notice or, to the knowledge of Target or any Subsidiary, threat) which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights or violation of any trade secret or other proprietary right of any third party or which contests the validity, ownership or right of Target or any Subsidiary to exercise any Intellectual Property right.  The manufacturing, marketing, licensing, sale, provision, distribution and/or use of any Target Product or Target Service does not and will not infringe or misappropriate any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual or proprietary right of any third party and, to the knowledge of Target or any Subsidiary, there is no substantial basis for a claim that any Target Product or Target Service or provision thereof is infringing or has infringed on or misappropriated any intellectual or proprietary right of any third party.  Neither Target nor any Subsidiary has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

2.12.6        Each of Target and each Subsidiary has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target or any Subsidiary does not already own by operation of law.  Without limiting the foregoing, Target and each Subsidiary has obtained proprietary information and inventions agreements from all current and former employees and consultants of Target and each Subsidiary.  No current or former employee, consultant or independent contractor of Target or any Subsidiary:  (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Target or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Target or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including intellectual property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  The employment of any employee of Target or any Subsidiary or the use by Target or any Subsidiary of the services of any consultant or independent contractor does not subject Target or any Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Target or any Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.  No current or former employee, consultant or independent contractor of Target or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property.

2.12.7        Each of Target and each Subsidiary has taken all necessary and appropriate steps to protect and preserve the confidentiality of all confidential or non-public information included in the Intellectual Property (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by Target or any Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Target or one or more Subsidiaries and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target or any Subsidiary has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.  All current and former employees and consultants of Target and its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to Target an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of Target’s and its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).

2.12.8        There are no actions that must be taken by Target or any Subsidiary within 120 days of the date of this Agreement that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

2.12.9        Neither Target nor any Subsidiary has received any opinion of counsel that any third party patent applies to any Target Product or Target Service.

2.12.10      Schedule 2.12.10 lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Target or any Subsidiary in any way which is material to the business of Target as currently conducted or currently proposed to be conducted, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Target or any Subsidiary).  Except as disclosed in Schedule 2.12.10, neither Target nor any Subsidiary has (1) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property; (2) distributed Open Source Materials in conjunction with any Intellectual Property; or (3) used Open Source Materials that create, or purport to create, obligations for Target or such Subsidiary with respect to Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

2.12.11      All products sold, licensed, leased or delivered by Target or any Subsidiary to customers and all services provided by or through Target or any Subsidiary to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers.  Neither Target nor any Subsidiary has any material liability (and, to the knowledge of Target or any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Target or any Subsidiary giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Target Balance Sheet.

2.12.12      No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Target Capital Stock) was used in the development of the Intellectual Property owned by Target or any Subsidiary.  To the knowledge of Target, no current or former employee, consultant or independent contractor of Target or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Intellectual Property, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Target or any Subsidiary.

2.12.13      Neither Target nor any Subsidiary has collected any personally identifiable information from any third parties except as described on Schedule 2.12.13.  Target and each Subsidiary have complied in all material respects with all applicable laws relating to (1) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Target or any Subsidiary and (2) the collection, storage and transfer of any personally identifiable information collected by Target or any Subsidiary or by third parties having authorized access to the records of Target or any Subsidiary.  The execution, delivery and performance of this Agreement, comply in all material respects with all applicable laws relating to privacy.  All materials distributed or marketed by Target or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable privacy laws and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable privacy laws.

2.12.14      Neither Target or any Subsidiary nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Target Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Target or any Subsidiary or any Person acting on their behalf to any Person of any Target Source Code.  Schedule 2.12.14 identifies each contract pursuant to which Target or any Subsidiary has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any Target Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Target Source Code.  As used in this Section 2.12.14, “Target Source Code” means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Intellectual Property.

2.13        Compliance with Laws.  Target and each of its Subsidiaries has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect upon Target), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act, as amended.  Each of Target and the Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.  There are no legal or administrative proceedings or investigations pending or to the best of Target’s knowledge, threatened, that, if enacted or determined adversely to Target or any Subsidiary, could reasonably be expected to result in any Material Adverse Effect on Target.

2.14        Certain Transactions and Agreements.  None of the officers or directors of Target or any Subsidiary, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Target (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded).  None of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Target or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof.  None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Target or any Subsidiary, except for the normal rights of a stockholder.  None of said officers or directors or family members has had, either directly or indirectly, a material interest in:  (i) any Person or entity which purchases from or sells, licenses or furnishes to Target or any Subsidiary any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Target or any Subsidiary is a party or by which it may be bound or affected.

2.15        Employees, ERISA and Other Compliance.

2.15.1        Except as set forth in Schedule 2.15.1, neither Target nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

2.15.2        Neither Target nor any of its Subsidiaries:  (i) has ever been or is now subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other contract with any trade or labor union, employees’ association or similar organization; or (iv) has any current labor disputes or has had any material labor disputes or claims of unfair labor practices.  Target and its Subsidiaries each has good labor relations, and Target has no knowledge of any facts indicating that the consummation of the transactions provided for hereby will have a Material Adverse Effect on its labor relations or those of any of its Subsidiaries, and Target has no knowledge that any of the management employees, or any significant number of other employees, intends to leave Target’s employ or the employ of any of its Subsidiaries.  There are no strikes, material slowdowns, work stoppages or lockouts, or, to the knowledge of Target, threats thereof, by or with respect to any employees of Target or any of its Subsidiaries.  Target and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable laws regarding employment, employment practices, terms and conditions of employment, and wages and hours (including the Worker Adjustment Retraining and Notification Act, as amended, and any similar state or local law) and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act.  Neither Target nor any of its Subsidiaries has employment or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).  All independent contractors providing services to Target or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws.  All employees of Target or any of its Subsidiaries are legally permitted to be employed by Target or such Subsidiary in the jurisdiction in which such employee is employed.  Neither Target nor any of its Subsidiaries will have any liability to any Person as a result of the termination of any employee leasing arrangement.

2.15.3        Schedule 2.15.3 of the Target Disclosure Letter contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, deferred compensation agreements, profit sharing, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Target, its Subsidiaries or any ERISA Affiliate (the “Target Employee Plans”), including all “employee benefit plans” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).  For purposes of this Section 2.15.3, “ERISA Affiliate” shall mean any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (B) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code.  Target has delivered to Acquiror’s legal counsel true and complete copies or descriptions of all Target Employee Plans.  Each Target Employee Plan, and the operation and administration thereof, is in all material respects in compliance with all applicable laws, including the requirements of ERISA and the Code.  With respect to each Target Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401(a) of the Code, Target either (i) has received from the Internal Revenue Service a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) has been delivered to Acquiror and its legal counsel) and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter which would reasonably be expected to cause the loss of the Tax-qualified status of such Target Employee Plan  or (ii) has a remaining period of time to apply for such letter.  Target has made available to Acquiror’s legal counsel a true and complete copy of, to the extent applicable, (i) the most recent annual report (Form 5500) with respect to each Target Employee Plan that is subject to ERISA reporting requirements, (ii) each trust agreement related to any Target Employee Plan, (iii) the most recent summary plan description and any employee booklets for each Target Employee Plan for which such a description is required, (iv) the most recent actuarial report relating to any Target Employee Plan subject to Title IV of ERISA, (v) insurance policies on Contracts relating to any Target Employee Plan, and (vi) all material communications relating to any Target Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target, is threatened in writing against or with respect to any Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor.  In addition, neither Target nor any of its Subsidiaries has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise Tax under the Code.  There has been no amendment to, interpretation or announcement (whether oral or in writing) by Target relating to, or change in employee participation or coverage under any Target Employee Plan that would materially increase the expense of maintaining such Target Employee Plan above the level of expense incurred in respect thereof during the calendar year 2002.  No Target Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.  Target has never contributed to or been required to contribute to any multi-employer pension plan as defined in Section 3(37) of ERISA and will not have any contingent withdrawal Liability under ERISA.  Target has never contributed to any multiple employer plan as defined in Section 413(c) of the Code.  All Target Employee Plans, to the extent applicable, are in compliance in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (ii) the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, (iv) the Women’s Health and Cancer Rights Act of 1998, and (v) the Family Medical Leave Act of 1993, as amended, and the regulations thereunder.  As of the Effective Time, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any Target Employee Plan, covered employees or qualified beneficiaries.  All individuals who, pursuant to the terms of any Target Employee Plan, are entitled to participate in any Employee Plan currently are participating in such Target Employee Plan or have been offered an opportunity to do so.  Target and its Subsidiaries have timely filed and have made available to Acquiror’s legal counsel annual reports (Form 5500) for each Target Employee Plan which is subject to ERISA or Code reporting requirements.

2.15.4        No employee of Company or any of its Subsidiaries is in material violation of any term of any employment Contract, any other Contract or any restrictive covenant relating to the right of any such employee to be employed by Company or any of its Subsidiaries or to use trade secrets or proprietary information of others, and the employment of any employee by Company or any of its Subsidiaries does not subject it to any liability to any third party.

2.15.5        Neither Target nor any of its Subsidiaries is a party to any (i) agreement with any employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Neither Target nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which Target has established a reserve for such amount on the Balance Sheet and (ii) pursuant to contracts entered into after the Balance Sheet date and disclosed on Schedule 2.15.5.

2.15.6        A complete and accurate list of all employees, consultants and independent contractors of Target and its Subsidiaries and their current compensation and benefits as of the date hereof has been delivered to Acquiror.

2.15.7        All contributions due from Target or any of its Subsidiaries with respect to any of the Target Employee Plans and all employee social security contributions have been timely made or accrued on the Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet date as a result of the operations of Target and its Subsidiaries after the Balance Sheet date.

2.15.8        Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to any compensation and benefit plan with respect to which Target or any ERISA Affiliate will or may have any liability for the benefit of employees who perform services outside the United States.

2.15.9        No benefit payable or which may become payable by Target or any Subsidiary pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

2.15.10      No employee of Target or any Subsidiary is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Target or any Subsidiary to any liability.

2.16        Corporate Documents.  Target has delivered to Acquiror or its legal counsel all documents and information listed in the Target Disclosure Letter or other Exhibits called for by this Agreement and all other documents and information which have been requested by Acquiror or its legal counsel, including, without limitation, the following:  (a) copies of Target’s and each Subsidiary’s certificate of incorporation and bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders, and consents.

2.17        No Brokers.  Neither Target nor any of the Target Capital Stockholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

2.18        Disclosure.  Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Target to Acquiror under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

2.19        Information Supplied.  None of the information supplied or to be supplied by Target specifically for inclusion in the Form S-4 and the Prospectus/Proxy Statement (collectively, “Notice Materials”), at the date such information is supplied and at the time of the meeting of the Target Capital Stockholders to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.20        Books and Records.

2.20.1        The books, records and accounts of Target and its Subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Target, and (d) accurately and fairly reflect the basis for the Financial Statements.

2.20.2        Target has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.21        Insurance.  Target maintains the policies of insurance and bonds set forth in Schedule 2.21, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  Schedule 2.21 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2002.  Each of Target and each Subsidiary has provided to Acquiror true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Target or any Subsidiary.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and Target and each Subsidiary is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.22        Environmental Matters.

2.22.1        During the period that Target and Subsidiary have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities which could reasonably be expected to have a Material Adverse Effect on Target.  Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Target or any Subsidiary having taken possession of any of such properties or facilities which could reasonably be expected to have a Material Adverse Effect on Target.  For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).  For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

2.22.2        None of the properties or facilities of Target or any Subsidiary is in violation in any material respect of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition.  During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, neither Target nor any Subsidiary nor, to Target’s knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

2.22.3        During the time that Target or any Subsidiary have owned or leased their respective properties and facilities, there has been no litigation brought or to Target’s best knowledge, threatened against Target or any Subsidiary by, or any settlement reached by Target or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

2.23        Accounts Receivable.  The accounts receivable shown on the Financial Statements (subject to any reserves set forth in the Financial Statements) and the receivables of Target arising after the Balance Sheet date (i) arose in the ordinary course of business consistent with past practice, (ii) represent bona fide claims against debtors for sales and other charges, (iii) have been collected or are collectible in the book amounts thereof, (iv) are not subject to discount except for normal cash and immaterial trade discounts, and (v) to the knowledge of Target are not subject to any claim of offset, recoupment, setoff or counter-claim.  The amounts carried for doubtful accounts and allowances disclosed in the Financial Statements and since the Balance Sheet date were calculated in accordance with GAAP and in a manner consistent with prior periods and are sufficient to provide for any losses which may be sustained on realization of the receivables.  No material amount of receivables are contingent upon the performance by Target of any obligation or contract other than normal warranty repair and replacement.  No Person has any encumbrance on any receivables, and no agreement for deduction or discount has been made with respect to any of such receivables.  Schedule 2.23 sets forth an aging of accounts receivable of Target in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims, including the type and amounts of such claims.

2.24        Customers and Suppliers.

2.24.1        Neither Target nor any of its Subsidiaries has any outstanding material dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2002 or the six months ended June 30, 2003 was one of the 20 largest sources of revenue for Target, based on amounts paid or payable (each, a “Significant Customer”).  Each Significant Customer is listed on Schedule 2.24.1 of the Target Disclosure Letter.  Neither Target nor any of its Subsidiaries has received any information from any Significant Customer that such customer will not continue as a customer of Target (or Acquiror) after the Closing or that any such customer intends to terminate or materially modify existing contracts with Target (or Acquiror) or reduce the amount paid to Target for products and services.  Target has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of in excess of $25,000 of revenue by Target.

2.24.2        Neither Target nor any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2002 or the six months ended June 30, 2003 was one of the 20 largest suppliers of goods and/or services to Target, based on amounts paid or payable (each, a “Significant Supplier”).  Each Significant Supplier is listed on Schedule 2.24.2 of the Target Disclosure Letter.  Neither Target nor any of its Subsidiaries has received any notice of termination or interruption of any existing contracts with any Significant Supplier.  Target and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on their respective businesses, and neither Target nor any of its Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

2.24.3        Neither Target nor any Subsidiary has knowingly breached, so as to provide a material benefit to Target or any of such Subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

2.25        Inventory.  The inventories shown on the Balance Sheet (net of any reserve on the Balance Sheet) or thereafter acquired by Target or any Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business.  Since the Balance Sheet date, Target and each Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices.  Neither Target nor any Subsidiary has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.  Since the Balance Sheet date, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.  As of the date hereof, neither Target nor any Subsidiary has any inventory in the distribution channel and neither Target nor any Subsidiary has any commitments to purchase inventory.

2.26        Product Releases.  Target has provided to Acquiror a Schedule of Product Releases, which Schedule is included as Schedule 2.26.  Target has a good faith reasonable belief that it can achieve the release of products on the schedule described in Schedule 2.26 and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

3.                                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Subject to the exceptions set forth in the disclosure letter of Acquiror addressed and delivered to Target concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter”) (if any) (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Section 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror to Target under this Section 3), Acquiror and Merger Sub represent and warrant to Target as follows:

3.1          Organization and Good Standing.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2          Power, Authorization and Validity.

3.2.1          Acquiror has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Acquiror is or will be a party that are required to be executed pursuant to this Agreement (the “Acquiror Ancillary Agreements”).  Merger Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Merger Sub is or will be a party that are required to be executed pursuant to this Agreement (the “Merger Sub Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Acquiror Ancillary Agreements have been duly and validly approved and authorized by Acquiror’s Board of Directors in compliance with applicable law and the certificate of incorporation and bylaws of Acquiror.  The execution, delivery and performance of this Agreement and the Merger Sub Ancillary Agreements have been duly and validly approved and authorized by Merger Sub’s Board of Directors and sole stockholder in compliance with applicable law and the certificate of incorporation and bylaws of Merger Sub.

3.2.2          No filing, authorization or approval, governmental or otherwise, is necessary to enable Acquiror to enter into, and to perform its obligations under, this Agreement and the Acquiror Ancillary Agreements or to enable Merger Sub to enter into, and to perform its obligations under, this Agreement and the Merger Sub Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, if any, (b) the approval of the holders of Acquiror Capital Stock (“Acquiror Capital Stockholders”) of the transactions contemplated hereby, (c) the filing of a registration statement on Form S-4 with the SEC covering the issuance of the shares of Acquiror Common Stock in the Merger, (d) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquiror Common Stock issuable pursuant to Target Options assumed by Acquiror, (e) such filings as may be required to comply with federal and state securities laws and the rules and regulations of the Nasdaq Stock Market, and (f) such other filings, authorizations or approvals which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

3.2.3          This Agreement and the Acquiror Ancillary Agreements are, or when executed by Acquiror will be, valid and binding obligations of Acquiror enforceable in accordance with their respective terms and this Agreement and the Merger Sub Ancillary Agreements are, or when executed by Merger Sub will be, valid and binding obligations of

Merger Sub enforceable in accordance with their respective terms, except in each case as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

3.3          Capitalization.

3.3.1          Authorized and Outstanding Capital Stock.  The authorized capital stock of Acquiror as of the close of business on the second Business Day preceding the date of this Agreement consisted solely of (a) 50,000,000 shares of Acquiror Common Stock, of which 22,557,398 shares were issued and outstanding, (b) 12,801,205 shares of Acquiror Series A Stock, of which 7,831,323 shares were issued and outstanding, and (c) 5,000,000 shares of undesignated Preferred Stock, none of which were issued and outstanding.  As of such date, there were no other issued and outstanding shares of capital stock or voting securities of Acquiror.

3.3.2          Options/Rights.  As of the close of business on the second Business Day preceding the date of this Agreement, (a) an aggregate of 7,491,517 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror’s 1999 Equity Incentive Plan, under which options to purchase a total of 6,070,852 shares of Acquiror Common Stock were outstanding, (b) an aggregate of 2,678,572 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror’s 1997 Stock Option Plan, under which options to purchase a total of 346,814 shares of Acquiror Common Stock were outstanding, (c) an aggregate of 535,713 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror’s 1995 Stock Option Plan, under which options to purchase a total of 3,683 shares of Acquiror Common Stock were outstanding, (d) an aggregate of 1,098,303 shares of Acquiror Common Stock were reserved and authorized for issuance pursuant to the Acquiror’s 1999 Employee Stock Purchase Plan, (e) an aggregate of 2,033,131 shares of Acquiror Series A Stock were subject to outstanding warrants to purchase Acquiror Series A Stock, and (f) an aggregate of 122,208 shares of Acquiror Common Stock were subject to outstanding warrants to purchase Acquiror Common Stock.  As of such date, there were no other restricted stock awards, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Acquiror’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Acquiror Series A Stock or Acquiror Common Stock or obligating Acquiror to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.

3.4          No Violation of Existing Agreements.  Neither the execution and delivery of this Agreement nor any Acquiror Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Acquiror, as currently in effect, (b) any material instrument or contract to which Acquiror is a party or by which Acquiror is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquiror or its assets or properties, except in the case of clause (b) or (c) where such conflict termination, breach, impairment or violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Acquiror.  Neither the execution and delivery of this Agreement nor any Merger Sub Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of any provision of the certificate of incorporation or bylaws of Merger Sub, as currently in effect.

3.5          SEC Documents; Financial Statements.  As of their respective filing dates, each report, statement and other filing filed with the SEC by Acquiror since the end of its second most recent fiscal year (collectively, the “Acquiror SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Acquiror SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by an Acquiror SEC Document filed subsequently (but prior to the date hereof).  Except as set forth in any Acquiror SEC Document, the financial statements of Acquiror, including the notes thereto, included in the second most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q and annual report on Form 10-K, in each case as amended, if applicable, included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act), and (iii) present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Acquiror as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments).

3.6          Litigation.  There is no action, proceeding, claim or investigation pending against Acquiror or any subsidiary of Acquiror before any court or administrative agency, nor, to Acquiror’s knowledge, has any such action, proceeding, claim or investigation been threatened in writing.

3.7          Absence of Certain Changes.  Since June 30, 2003, there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Acquiror.

3.8          Disclosure.  Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Acquiror to Target under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.9          No Brokers.  Except for the fees and expenses payable by Acquiror to Broadview International LLC in accordance with that certain letter agreement dated March 26, 2003, Acquiror is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

4.                                      TARGET PRE-CLOSING COVENANTS

During the period from the date of this Agreement until the Effective Time, Target covenants and agrees as follows:

4.1          Advice of Changes.  Target will promptly advise Acquiror in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect on Target.  To ensure compliance with this Section 4.1, Target shall deliver to Acquiror, when made available to Target’s Board of Directors after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business consistent with past practice, in accordance with Target’s books and records and GAAP (except that unaudited financial statements do not have notes thereto) and shall fairly present the financial position of Target as of their respective dates and the results of Target’s operations for the periods then ended (subject, in the case of unaudited interim period financial statements, to normal year-end audit adjustments, none of which individually or in the aggregate are material in amount).  Target shall exercise all commercially reasonable efforts to deliver such financial statements to Acquiror as quickly as possible after the end of each such monthly accounting period (and in no event later than 35 calendar days thereafter).

4.2          Maintenance of Business.  Target will use its commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof.  If Target becomes aware of a material deterioration in the relationship with any customer, supplier or key employee (including any receipt by Target or any Subsidiary of written notice from any Top Three Customer or Top Ten Customer (i) canceling, terminating or electing not to renew its contract or agreement with Target or such Subsidiary, (ii) substantially reducing the amount of current or projected purchases from Target or such Subsidiary for products and services, or (iii) that it intends to do any of the foregoing), it will promptly bring such information to the attention of Acquiror in writing and, if requested by Acquiror, will exert its commercially reasonable efforts to restore the relationship.

4.3          Conduct of Business.  Target will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Acquiror:

(a)           borrow any money (other than pursuant to existing credit facilities disclosed in Schedule 4.3);

(b)           enter into any transaction not in the ordinary course of business;

(c)           encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

(d)           dispose of any of its assets except in the ordinary course of business consistent with past practice;

(e)           enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

(f)            fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

(g)           pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed to and approved in writing by Acquiror) or enter into any new employment or consulting agreement with any such Person;

(h)           change accounting methods;

(i)            declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

(j)            amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

(k)           lend any amount to any Person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Target 401(k) Plan;

(l)            guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

(m)          waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

(n)           issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security; provided, however, that Target may issue Target Options to purchase up to 100,000 shares of Target Common Stock pursuant to the Target Option Plan between the date hereof and the Closing, so long as such Target Options (1) are issued at exercise prices at least equal to the fair market value of Target’s Common Stock on the date of grant (as approved by Acquiror in consultation with its independent auditors), (2) provide for no acceleration of vesting (other than acceleration under the standard terms of the Target Option Plan in the event that an acquiring company refuses to assume or substitute for such options), (3) vest in accordance with Target’s standard vesting schedule, and (4) are issued solely to individuals who become employees of Target after the date hereof in such amounts as are dictated by Target’s new hire option grant matrix (a copy of which is set forth in Schedule 4.3);

(o)           split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(p)           merge, consolidate or reorganize with, or acquire any entity;

(q)           amend its certificate of incorporation or bylaws, except that Target shall be permitted to file with the Delaware Secretary of State Target’s Third Amended and Restated Certificate of Incorporation, as approved by Target’s Board of Directors on August 10, 2003 and Target’s stockholders on August 12, 2003 (a copy of which has been provided to Acquiror);

(r)            license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

(s)           agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquiror for its review prior to filing;

(t)            change any insurance coverage or issue any certificates of insurance; or

(u)           agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses (a) through (t).

4.4          Stockholder Approval.  Target will hold a special meeting of its stockholders (the “Stockholders Meeting”) at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Target Capital Stockholders, which approval will be unanimously recommended by Target’s Board of Directors and management (unless Target’s Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation).  Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.  Concurrently with the execution of this Agreement, Target will cause the individuals set forth on Schedule 4.4 (collectively, the “Principal Stockholders”) to execute Voting Agreements agreeing to vote in favor of the Merger.

4.5          Prospectus/Proxy Statement.  Target will send to its stockholders at the earliest practicable date, for the purpose of considering and voting upon the Merger at the Stockholders Meeting, the Prospectus/Proxy Statement.  Target will promptly provide all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws.  Target shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it.  Target will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby.  The Prospectus/Proxy Statement shall include the unqualified unanimous recommendation of the Board of Directors of Target in favor of adoption of this Agreement and approval of the Merger and the Certificate of Merger and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger and this Agreement are fair, advisable and in the best interests of Target and its securityholders (unless Target’s Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation).

4.6          Regulatory Approvals.  Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.  Target will use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

4.7          Necessary Consents.  Target will use its commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 and Section 6 to allow the consummation of the transactions contemplated hereby and to allow Acquiror to carry on Target’s business after the Closing.

4.8          Litigation.  Target will notify Acquiror in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

4.9          No Solicitation.

4.9.1          Target shall not, and Target shall cause each Subsidiary and each of the officers, directors, employees, shareholders, agents, advisors (including any investment bankers, attorneys and accountants) and other representatives (including the Board of Directors of Target, the Board of Directors of each Subsidiary and each committee of the Board of Directors of Target or any Subsidiary) of Target and/or any Subsidiary (all of the foregoing collectively being the “Target Representatives”) not to, directly or indirectly, (i) solicit, encourage or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) disclose to any Person any nonpublic information relating to Target and/or any Subsidiary in connection with, or enter into, participate in, maintain or continue any discussions or negotiations regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Takeover Proposal, (iv) submit any Takeover Proposal to the vote of any securityholders of Target or any Subsidiary, (v) withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Acquiror, the approval of Target’s Board of Directors of this Agreement and/or any of the transactions contemplated hereby, or (vi) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Acquiror, any recommendation referred to in Section 4.5.  If any Target Representative, whether in his or her capacity as such or in any other capacity, takes any action that Target is obligated pursuant to this Section 4.9.1 to cause such Target Representative not to take, then Target shall be deemed for all purposes of this Agreement to have breached this Section 4.9.1.

4.9.2          Target shall immediately notify Acquiror after receipt by Target and/or any Subsidiary (or, to Target’s knowledge, by any of the Target Representatives) of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, or any other notice that any Person is considering making a Takeover Proposal, or any request for nonpublic information relating to Target or any Subsidiary or for access to any of the properties, books or records of Target or any Subsidiary by any Person or Persons other than Acquiror (which notice shall identify the Person or Persons making, or considering making, such inquiry, expression of interest, proposal or offer) and shall keep Acquiror fully informed of the status and details of any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.  Target shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of Target) of any meeting of the Board of Directors of Target at which the Board of Directors of Target is reasonably expected to consider any Takeover Proposal.  Target shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

4.10        Access to Information.  Until the Closing, Target will allow Acquiror and its agents reasonable access the files, books, records and offices of Target and each Subsidiary, including, without limitation, any and all information relating to Target’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition.  Target will cause its accountants to cooperate with Acquiror and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

4.11        Target Affiliate Agreements.  Concurrently with the execution of this Agreement, Target will deliver to Acquiror a letter (or include in the Target Disclosure Letter as Schedule 4.11 a list) identifying all Persons who are, in Target’s reasonable judgment, “affiliates” (as such term is defined in Rule 405 promulgated under the Securities Act) of Target at the time this Agreement is executed.  Target will provide Acquiror with all information and documents needed to evaluate this list for compliance with securities laws.  Target will cause each of its affiliates to deliver to Acquiror, on or prior to the mailing of the Prospectus/Proxy Statement, a written agreement in substantially the form attached hereto as Exhibit F (the “Affiliate Agreement”), providing that, except as permitted by such Affiliate Agreement, such Person will not offer to sell, sell or otherwise dispose of any of the Acquiror Common Stock issued to such Person in the Merger in the one year period following the Effective Time.

4.12        Target Dissenting Shares.  As promptly as practicable after the date of the Stockholders’ Meeting and prior to the Closing Date, Target shall furnish Acquiror with the name and address of each holder of Dissenting Shares and the number of Dissenting Shares owned by such stockholder.

4.13        Blue Sky Laws.  Target shall use its commercially reasonable efforts to assist Acquiror to the extent necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger.

4.14        Spreadsheet.  Target shall prepare and deliver to Acquiror, at or prior to the Closing, a spreadsheet in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, all factual information relating to holders of Target Capital Stock, Target Options and/or Target Warrants reasonably requested by Acquiror, including (i) the names of all Target stockholders, optionholders and warrantholders and their respective addresses on record with Target, (ii) the number and kind of shares of Target Capital Stock held by, or subject to the Target Options or Target Warrants held by, such Persons and, in the case of shares, the respective certificate numbers, (iii) the exercise price per share in effect for each Target Option and Target Warrant immediately prior to the Effective Time, (iv) the repurchase price payable per share under each right of repurchase as structured immediately prior to the Effective Time, (v) the vesting arrangements with respect to Target Options and Target Capital Stock subject to vesting or rights of repurchase, and (vi) the numerical values of the Target Common Percentage, Target Series A Percentage, Target Series B Percentage, Fully-Diluted Target Common Stock, Fully-Diluted Target Series A Stock and Fully-Diluted Target Series B Stock (such spreadsheet, the “Spreadsheet”).

4.15        Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however that if the Merger is consummated, Acquiror shall bear, by virtue of the Merger, up to $300,000 of the expenses (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants) incurred by Target in connection with the Merger (collectively, the “Merger Expenses”).  Any Merger Expenses in excess of $300,000 (collectively, the “Excess Merger Expenses”) which have not been reimbursed to Target prior to the Effective Time by Target’s stockholders or included in the calculation of the Merger Consideration hereunder are collectively referred to as “Indemnifiable Merger Expenses” and shall constitute Indemnifiable Damages for purposes of Section 10.2 without regard to the Escrow Threshold.

4.16        Termination of Benefit Plans.  Effective as of the day immediately preceding the Closing Date, the Target shall terminate any and all Target Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to Target that such 401(k) plans shall not be terminated).  Unless Acquiror provides such written notice to Target, no later than five Business Days prior to the Closing Date, Target shall provide Acquiror with evidence that such Target Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Target’s Board of Directors.  The form and substance of such resolutions shall be subject to reasonable review and approval of Acquiror.  The Target also shall take such other actions in furtherance of terminating such Target Employee Plan(s) as Acquiror may reasonably require.

4.17        Satisfaction of Conditions Precedent.  Target will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

4.18        Tax-Free Reorganization. Target will not take, and Target will not permit any Subsidiary to take, any action which would be reasonably likely to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.                                      ACQUIROR PRE-CLOSING COVENANTS

During the period from the date of this Agreement until the Effective Time, Acquiror covenants and agrees as follows:

5.1          Advice of Changes.  Acquiror will promptly advise Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquiror contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect on Acquiror.

5.2          Capital Changes.  Acquiror will not, without the prior written consent of Target:

(a)           declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock; provided, however, that Acquiror may repurchase shares of Acquiror Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for Acquiror or a subsidiary that are subject to agreements under which Acquiror has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or services;

(b)           issue or sell any shares of its capital stock of any class (except upon the conversion of Acquiror Series A Stock or the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock (other than as contemplated by this Agreement); provided, however, that (1) Acquiror may issue options to individuals who become employees of Acquiror after the date hereof in such amounts as are dictated by Acquiror’s new hire option grant matrix, (2) Acquiror may issue options for up to 50,000 shares of Acquiror Common Stock in each calendar quarter following the date hereof, (3) Acquiror may make mandatory or automatic option grants required by the terms of its 1999 Equity Incentive Plan, 1997 Stock Option Plan or 1995 Stock Option Plan (including grants to new directors), and (4) Acquiror may issue shares of Acquiror Common Stock pursuant to the acquisition of another corporation or entity by Acquiror by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which Acquiror acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or 50% or more of the voting power of such other corporation or entity or 50% or more of the equity ownership of such other entity;

(c)           split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities; or

(d)           agree to do any of the things described in the preceding clauses (a) through (c).

5.3          Regulatory Approvals.  Acquiror will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.  Acquiror will use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

5.4          Acquiror Capital Stockholders’ Approval.  Acquiror will call a special meeting of its stockholders (the “Acquiror Capital Stockholders Meeting”), to be held within 45 days after the Form S-4 shall have been declared effective by the SEC, to submit the Merger and related matters for the consideration and approval of the Acquiror stockholders.  The Prospectus/Proxy Statement will include a statement to the effect that Acquiror’s Board of Directors has recommended that Acquiror stockholders vote in favor of the Merger (unless Acquiror’s Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation).  Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

5.5          Prospectus/Proxy Statement.  Acquiror will send to its stockholders at the earliest practical date, for the purpose of considering and voting upon the Merger at the Acquiror Capital Stockholders Meeting, the Prospectus/Proxy Statement.  Acquiror shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it.  Acquiror will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby.  The Prospectus/Proxy Statement shall include the unqualified recommendation of the Board of Directors of Acquiror in favor of adoption of this Agreement and approval of the Merger and the

Certificate of Merger and the conclusion of the Board of Directors of Acquiror that the terms and conditions of the Merger and this Agreement are fair, advisable and in the best interests of Acquiror and its securityholders (unless Acquiror’s Board of Directors determines in good faith, after consultation with legal counsel, that in order to comply with its fiduciary duties under applicable law it can no longer make such a recommendation).

5.6          Blue Sky Laws.  Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger.

5.7          Nasdaq Listing.  Acquiror agrees to authorize for listing on the Nasdaq Stock Market the shares of Acquiror Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

5.8          Employee Matters.  Prior to the Effective Time, Acquiror and Target shall mutually agree upon an integration plan relating to the Merger which shall include, among other things, provisions relating to compensation and other equity incentives for employees of Target.

5.9          Certain Employee Benefits.  As soon as practicable after the execution of this Agreement, Target and Acquiror shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Target Employee Plans immediately prior to the Effective Time if appropriate) so as to provide benefits to Target employees substantially equivalent in the aggregate to those provided to similarly situated employees of Acquiror.  In addition, Target agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Schedules to the Target Disclosure Letter) prior to the Effective Time.  Each Target employee who continues to be employed by the Surviving Corporation or Acquiror or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Acquiror benefit arrangements (other than any equity or stock or stock option plans of Acquiror), including vacation accruals, for years of service with the Target.  To the extent consistent with law and applicable tax qualification requirements, Acquiror shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Target employees and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquiror Plans in which they are eligible to participate immediately after the Effective Time.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Target or the funding of any such benefit.

5.10        Board Representation.  As soon as practicable following the Effective Time, Acquiror shall (a) set its authorized number of members of its Board of Directors at nine, it being understood that seven of such Board seats will be reserved for existing or new representatives of Acquiror (“Acquiror Directors”), (b) appoint Jim Goodman, who is a representative of the Target Capital Stockholders (“Target Director”), to Acquiror’s Board of Directors, (c) appoint a new independent director to Acquiror’s Board of Directors who has appropriate industry experience and expertise and is mutually acceptable to both the Acquiror Directors and the Target Director, and (d) grant Murray Rudin, who is also a representative of the Target Capital Stockholders (“Target Observer”), board observer rights pursuant to the letter agreement in substantially the form attached hereto as Exhibit G (“Board Observer Letter”), which letter will provide that such board observer rights shall terminate on the earlier of mutual agreement of the Target Observer and Acquiror or one year following the Effective Time.  Acquiror agrees to nominate the Target Director (assuming he is willing to serve) as part of the slate of nominee directors at Acquiror’s next annual stockholders meeting, provided that Acquiror does not reasonably determine after consultation with outside counsel that doing so would be a breach of fiduciary duty by Acquiror’s Board of Directors.

5.11        Indemnification.

5.11.1        Indemnification.  Until the third anniversary of the Effective Time, Acquiror will, and Acquiror will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Target to its directors and officers as of immediately prior to the Effective Time (the “Target Indemnified Parties”) pursuant to any indemnification provisions under Target’s certificate of incorporation or bylaws as in effect on August 11, 2003 (the “Target Indemnification Provisions”), with respect to:  (i) claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time; and (ii) with respect to such Target directors only, claims asserted before or after the Effective Time which challenge the validity of, seek to enjoin the operation of, or are based upon Section 4.4 (Stockholder Approval), Section 4.5 (Prospectus/Proxy Statement), Section 4.9 (No Solicitation) or Section 9.1 (Termination) of this Agreement or the Voting Agreement (even if the Target Indemnification Provisions are held invalid or unenforceable by any court of competent jurisdiction with respect to the matters described in this clause (ii)).  In connection therewith Acquiror shall advance expenses to Target Indemnified Parties as incurred (whether before or after the Effective Time) to the fullest extent provided for under the Target Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  Any claims for indemnification made under this Section 5.11.1 on or prior to the third anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.  However, the foregoing covenants under this Section 5.11.1 shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by Target in connection with this Agreement or the transactions contemplated hereby or made by a Target stockholder in connection with the Voting Agreement or (ii) any claim for indemnification made by an Indemnified Person pursuant to Section 10.  Target represents that to its knowledge, there is no current basis for any indemnity claim under this Section 5.11.1, except as set out in Schedule 5.11.1, and in the event of breach of this representation, this Section 5.11 shall be terminated with respect to any claim not disclosed in Schedule 5.11.1.

5.11.2        D&O Insurance.  For a period of three years after the Effective Time, Acquiror will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Target’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Target; provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Target for such coverage (or such coverage as is available for such 125% of such annual premium).

5.11.3        Beneficiaries.  This Section 5.11.3 shall survive the consummation of the Merger, is intended to benefit Target, the Surviving Corporation and each Target Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Target Indemnified Parties.

5.12        Satisfaction of Conditions Precedent.  Acquiror will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Acquiror will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

5.13        Tax-Free Reorganization. Acquiror will not take, and Acquiror will not permit any of its subsidiaries to take, any action which would be reasonably likely to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

6.                                      MUTUAL PRE-CLOSING COVENANTS

6.1          SEC Filings.  As promptly as practicable after the execution of this Agreement, the Target and Acquiror will prepare and file with the SEC, the Prospectus/Proxy Statement and Acquiror will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus.  Each of the Target and Acquiror will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Target and Acquiror will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

6.2          Other Filings.  As promptly as practicable after the date of this Agreement, each of the Target and Acquiror will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”).  The Target and Acquiror each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.2.  Neither Acquiror nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its affiliates or subsidiaries or the holding separate of the shares of Target Common Stock or imposing or seeking to impose any limitation on the ability of Acquiror or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Target Common Stock.

6.3          Joint Participation.  Each of the Target and Acquiror will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Other Filing.  Each of the Target and Acquiror will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.3 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Other Filing, the Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Target and/or Acquiror, such amendment or supplement.

7.                                      CONDITIONS TO OBLIGATIONS OF TARGET

Target’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

7.1          Accuracy of Representations and Warranties.  The representations and warranties of Acquiror and Merger Sub set forth in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and Target shall receive a certificate to such effect executed by a duly authorized officer of Acquiror and a duly authorized officer of Merger Sub.

7.2          Covenants.  Acquiror shall have performed and complied in all material respects with all of its covenants contained in Section 5 and Section 6 on or before the Closing, and Target shall receive a certificate to such effect signed by a duly authorized officer of Acquiror.

7.3          Absence of Material Adverse Change.  There shall not have been any Material Adverse Effect with respect to Acquiror.

7.4          Compliance with Law.  There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

7.5          Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

7.6          No Litigation.  No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

7.7          Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any stop order or enforcement proceedings commenced or threatened by the SEC.

7.8          Opinion of Acquiror’s Counsel.  Target shall have received from counsel to Acquiror an opinion as to the matters set forth in Exhibit H attached hereto.

7.9          Stockholder Approval.  The principal terms of this Agreement and the Merger shall have been approved and adopted by Target Capital Stockholders and Acquiror Capital Stockholders, as required by applicable law and the certificate of incorporation and bylaws of Target and Acquiror.

7.10        Escrow Agreement.  The Escrow Agreement shall have been executed by Acquiror, the Escrow Agent and the Representative.

8.                                      CONDITIONS TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquiror, but only in a writing signed by Acquiror):

8.1          Accuracy of Representations and Warranties.  The representations and warranties of Target set forth in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and Acquiror shall receive a certificate to such effect executed by Target’s President and Chief Financial Officer.

8.2          Covenants.  Target shall have performed and complied in all material respects with all of its covenants contained in Section 4 and Section 6 on or before the Closing, and Acquiror shall receive a certificate to such effect signed by Target’s President and Chief Financial officer.

8.3          Absence of Material Adverse Change.  There shall not have been any Material Adverse Effect with respect to Target.

8.4          Compliance with Law.  There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

8.5          Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

8.6          Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s ownership, conduct or operation of the business of Target and/or any Subsidiary, following the Effective Time shall be in effect, nor shall any suit, action or proceeding before any governmental entity seeking any of the foregoing, seeking to obtain from Acquiror or Target or any of their respective affiliates in connection with the Merger any material damages, or seeking any other relief that following the Merger could reasonably be expected to materially limit or restrict the ability of Acquiror and/or its subsidiaries to own and conduct both the assets and businesses owned and conducted by Acquiror and/or its subsidiaries prior to the Merger and the assets and businesses owned and conducted by Target and/or each Subsidiary prior to the Merger, be pending or threatened.

8.7          No Litigation.  No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Target.

8.8          Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any stop order or enforcement proceedings commenced or threatened by the SEC.

8.9          Opinion of Target’s Counsel.  Acquiror shall have received from counsel to Target an opinion as to the matters set forth in Exhibit I attached hereto.

8.10        Stockholder Approval.  The principal terms of this Agreement and the Merger shall have been approved and adopted by Target Capital Stockholders and Acquiror Capital Stockholders, as required by applicable law and the certificate of incorporation and bylaws of Target and Acquiror.

8.11        Target Dissenting Shares.  The number of Dissenting Shares shall not exceed 2% of all of the Target Capital Stock (on an as-converted basis) outstanding immediately prior to the Effective Time of the Merger.

8.12        Consents.  Acquiror shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement, the Target Disclosure Letter or the Acquiror Disclosure Letter or reasonably deemed necessary by Acquiror’s legal counsel to provide for the continuation in full force and effect of any and all Material Contracts of Target and for Acquiror to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Acquiror, except for such thereof as Acquiror and Target shall have agreed shall not be obtained.

8.13        Escrow Agreement.  The Escrow Agreement shall have been executed by the Escrow Agent and the Representative.

8.14        Voting Agreements.  The Principal Stockholders shall have executed and delivered Voting Agreements to Acquiror and such Voting Agreements shall be in full force and effect.

8.15        Affiliate Agreements.  All Persons who are “affiliates” of Target shall have executed and delivered an Affiliate Agreement to Acquiror.

8.16        Non-Competition Agreements.  Acquiror shall have received copies of a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit J (the “Non-Competition Agreement”) executed by each of the individuals set forth on Schedule 7.16.

8.17        Exercise of Target Warrants and Options.  All outstanding Target Warrants shall have been exercised for shares of Target Capital Stock.  Target shall have exercised commercially reasonable efforts to cause all vested and outstanding Target Options held by current and former non-employee consultants and advisors to Target and any employees of Target who will not become employees of Acquiror at the Effective Time to have been exercised for shares of Target Common Stock.  Except for Target Options to be assumed by Acquiror at the Effective Time pursuant to Section 1.3.1, there shall be no outstanding securities, commitments or agreements of Target that purport to obligate Target to issue any shares of Target Capital Stock and/or Target Options under any circumstances.

8.18        Termination of Rights.  Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Target Capital Stockholder shall have been terminated or waived as of the Closing.

8.19        FIRPTA.  Acquiror, as agent for the stockholders of Target, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Acquiror, which states that shares of Target Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

8.20        Resignation of Directors and Officers.  The directors and officers of Target in office immediately prior to the Effective Time of the Merger shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time of the Merger.

8.21        Spreadsheet.  Target shall have delivered the Spreadsheet to Acquiror.

8.22        Employees and Consultants.  At least four of the five key executives of Target set forth on Schedule 8.22-A shall have (i) accepted employment with Acquiror pursuant to the terms of the Employment Agreement delivered to such person and (ii) executed such Employment Agreement and such Employment Agreement shall be in full force and effect.  Each of the key sales employees of Target set forth on Schedule 8.22-B shall have accepted employment with Acquiror pursuant to the terms of an offer letter delivered to such individual and executed such offer letter.  At least 90% of the employees of Target to whom Acquiror makes an offer of employment not listed in Schedule 8.22-A or Schedule 8.22-B shall have accepted employment with Acquiror pursuant to the terms of an offer letter delivered to such individual and executed such offer letter.  Unless otherwise agreed by Acquiror, the service with Target and each Subsidiary of each independent contractor, consultant and/or advisory board member of Target and/or any Subsidiary shall have been terminated.

8.23        Parachute Payment Waiver.  A Parachute Payment Waiver, in substantially the form attached hereto as Exhibit K (“Parachute Payment Waiver”), shall have been executed by each person who Target reasonably believes is, with respect to Target, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure contemplated by Section 8.24, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (A) the accelerated vesting of such person’s Target Options or unvested Target Capital Stock in connection with the Merger and/or the termination of employment or service with Target or any Subsidiary or with Acquiror or any subsidiary of Acquiror following the Merger, (B) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Target or any Subsidiary or with Acquiror or any subsidiary of Acquiror following the Merger, and/or (C) the receipt of any Target Options or Target Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (A), (B) and (C) unless the requisite shareholder approval of such accelerated vesting, payments, benefits, options and stock is obtained.

8.24        Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury

Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations, and, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals.

8.25        Target Good Standing Certificates.  Acquiror shall have received a certificate from the Secretary of State of the State of Delaware and each other State in which Target or any Subsidiary is qualified to do business as a foreign corporation certifying that Target or such Subsidiary is in good standing and that all applicable taxes and fees of Target or such Subsidiary through and including the Closing Date have been paid.

8.26        Termination of Target Employee Plans.  Target shall have delivered (A) a true, correct and complete copy of resolutions adopted by the Board of Directors of Target, certified by the Secretary of Target, authorizing the termination of each or all of the Target Employee Plans, including Target’s 401(k) Plan (the “401(k) Plan”), requested by Acquiror to be terminated, and (B) an amendment to the 401(k) Plan, executed by Target, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

9.                                      TERMINATION, AMENDMENT AND WAIVER

9.1          Termination.  At any time prior to the Effective Time, whether before or after adoption of this Agreement and approval of the Merger by the stockholders of Target or Acquiror, this Agreement may be terminated and the Merger abandoned:

(a)           by mutual written consent duly authorized by the respective Boards of Directors of Acquiror and Target;

(b)           by either Acquiror or Target, if the Closing shall not have occurred on or before January 15, 2004 or any other date that Acquiror and Target may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 9.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)           by Acquiror, if (A) Target shall have breached any representation, warranty or covenant contained herein and (1) such breach shall not have been cured within five Business Days after receipt by Target of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8 to be satisfied (provided, however, that the right to terminate this Agreement under subclause (A) of this clause (c) of Section 9.1 shall not be available to Acquiror if Acquiror is at that time in material breach of this Agreement), (B) the Board of Directors of Target shall have withdrawn or modified, in a manner adverse to Acquiror, the recommendation in favor of the Merger referred to in Section 4.5 or for any reason recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) Target shall have breached or be deemed to have breached Section 4.9, (D) Target shall have for any reason Target failed to call (within ten Business Days after

Acquiror notifies Target that the Form S-4 has been declared effective by the SEC), convene and hold the Stockholders’ Meeting to adopt this Agreement and approve the Merger in accordance with the provisions of Section 4.4 or shall have for any reason failed to submit to the vote of Target’s stockholders at the Stockholders’ Meeting the adoption of this Agreement and approval of the Merger, or (E) the Board of Directors of Target shall have for any reason failed to include in the Prospectus/Proxy Statement the recommendation in favor of the Merger referred to in Section 4.5;

(d)           by Target, if (A) Acquiror shall have breached any representation, warranty or covenant contained herein and (1) such breach shall not have been cured within five Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7 to be satisfied (provided, however, that the right to terminate this Agreement under subclause (A) of this clause (d) of Section 9.1 shall not be available to Target if Target is at that time in material breach of this Agreement), (B) the Board of Directors of Acquiror shall have withdrawn or modified, in a manner adverse to Target, the recommendation in favor of the Merger referred to in Section 5.5, (C) Acquiror shall have for any reason failed to call (within ten Business Days of the date the Form S-4 is declared effective), convene and hold the Acquiror Capital Stockholders Meeting to adopt this Agreement and approve the Merger in accordance with the provisions of Section 5.4 or shall have for any reason failed to submit to the vote of Acquiror’s stockholders at the Acquiror Capital Stockholders Meeting the adoption of this Agreement and approval of the Merger, or (D) the Board of Directors of Acquiror shall have for any reason failed to include in the Prospectus/Proxy Statement the recommendation in favor of the Merger referred to in Section 5.5;

(e)           by Acquiror, if a Trigger Event or Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith, does not within five Business Days of such occurrence (A) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (B) reject such Takeover Proposal or Trigger Event;

(f)            by Acquiror, if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (B) if any required approval of the stockholders of Target adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof within 45 days after Acquiror notifies Target that the Form S-4 has been declared effective, or (C) if any required approval of the stockholders of Acquiror adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this subclause (C) shall not be available to Acquiror where the failure to obtain Acquiror stockholder approval shall have been caused by the action or failure to act of Acquiror and such action or failure to act constitutes a breach by Acquiror of this Agreement; or

(g)           by Target, if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (B) if any required approval of the stockholders of Acquiror adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof within 45 days after the Form S-4 has been declared effective, or (C) if any required approval of the stockholders of Target adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this subclause (C) shall not be available to Target where the failure to obtain Target stockholder approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a breach by Target of this Agreement.

9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 9.2 (Effect of Termination), Section 9.3 (Expenses and Termination Fees) and Section 11 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

9.3          Expenses.  Subject to Section 4.15, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

9.4          Amendment.  Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of this Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Target Capital Stock. Subject to the provisions of applicable law, Acquiror and the Representative (on behalf of all of the stockholders of Target immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Acquiror and the Representative (on behalf of all of the stockholders of Target immediately prior to the Effective Time); provided, however, that any amendment made pursuant to this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Target Capital Stock immediately prior to the Effective Time.

9.5          Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Effective Time, the Representative and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Any agreement on the part of a party hereto or the Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.                               INDEMNIFICATION

10.1        Survival of Representations and Warranties.  If the Merger is consummated, the representations and warranties of Target contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Effective Time and remain in full force and effect until the first anniversary of the Effective Time; provided, however, that no right to indemnification pursuant to Section 10 in respect of any claim based upon any misrepresentation or breach of a representation or warranty that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Claims Period shall be affected by the expiration of such representations and warranties; and provided further, that such expiration shall not affect the rights of any Indemnified Person under Section 10 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by any party until the expiration of the applicable statute of limitations.  If the Merger is consummated, the representations and warranties of Acquiror and Merger Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time.

10.2        Indemnification.

10.2.1        Subject to the limitations set forth in this Section 10, the Effective Time Stockholders shall indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, calculated net of actual recoveries by Acquiror for any claims brought by Acquiror under existing insurance policies (net of collection costs and reasonably anticipated premium increases)

(collectively, “Indemnifiable Damages”), arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by Target in this Agreement, the Target Disclosure Letter, or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which address matters only as to a specified date), (ii) any failure of any certification, representation or warranty made by Target in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by Target in this Agreement, the Target Disclosure Letter or any exhibit or schedule to this Agreement, (iv) any of the matters set forth on the Target Disclosure Letter that constitutes an exception to Section 2.6 (Litigation), (v) any inaccuracies in the Spreadsheet, and/or (vi) any Indemnifiable Merger Expenses.

10.2.2        If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(vi) of Section 10.2.1, except in the case of (i) fraud, willful breach or intentional misrepresentation by Target or any Subsidiary and (ii) any inaccuracies in the Spreadsheet (as to the number and kind of shares of Target Capital Stock outstanding or subject to outstanding Target Options or Target Warrants).  In the case of (i) fraud, willful breach or intentional misrepresentation by Target or any Subsidiary and (ii) any inaccuracies in the Spreadsheet (as to the number and kind of shares of Target Capital Stock outstanding or subject to outstanding Target Options or Target Warrants), after Acquiror has exhausted or made claims upon all amounts in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Acquiror), each Effective Time Stockholder shall be liable for such holder’s pro rata portion (with such pro rata portion being equal to such holder’s percentage interest in the Escrow Fund) of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s pro rata portion (calculated in the same manner) of the product obtained by multiplying (i) the Total Merger Consideration by (ii) the Acquiror Stock Price.

10.2.3        Nothing in this Agreement shall limit the liability (i) of Target for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Merger is not consummated or (ii) of any director, officer or stockholder of Target in connection with any breach by such Person of any Voting Agreement or Affiliate Agreement to which he or she is a party.

10.3        Indemnifiable Damage Threshold.  Notwithstanding anything contained herein to the contrary, no Indemnified Person may receive any shares or other property from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) of the first sentence of Section 10.2.1 and does not involve fraud, willful breach or intentional misrepresentation by Target or any Subsidiary unless and until Indemnifiable Damages in an aggregate amount greater than $250,000 (the “Escrow Threshold”) have been incurred, paid or properly accrued, in which case the Indemnified Persons may make claims for indemnification and receive shares and other property for all Indemnifiable Damages in excess of the amount of the Escrow Threshold.  Notwithstanding the foregoing, any claims for Indemnifiable Damages arising out of, resulting from or in connection with any failure of any of the representations and warranties contained in Section 2.23 (Accounts Receivable) may be made without regard to the Escrow Threshold.  In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

10.4        Claims Period.  The period during which claims for indemnification from the Escrow Fund may be initiated (the “Claims Period”) shall commence at the Effective Time and terminate at the one year anniversary of the Effective Time.  Notwithstanding anything contained herein to the contrary, such portion of any shares or other property in the Escrow Fund at the conclusion of the Claims Period, as may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages (including claims for Indemnifiable Damages related to matters which are also the subject of pending claims under existing insurance policies of Acquiror) specified in any Officer’s Certificate delivered to the Escrow Agent prior to expiration of the Claims Period with respect to facts and circumstances existing prior to expiration of the Claims Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied.  Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

10.5        Claims upon Escrow Fund.

10.5.1        Upon receipt by the Escrow Agent on or before the last day of the Claims Period of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(a)           stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Indemnifiable Damages;

(b)           stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid or properly accrued, may be the maximum amount reasonably anticipated in good faith by Acquiror to be incurred, paid or properly accrued); and

(c)           specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related;

subject to the provisions of Section 10.3, Section 10.6 and Section 10.7, Acquiror (on behalf of itself or any other Indemnified Person) shall be entitled to receive, and the Escrow Agent shall deliver to Acquiror out of the Escrow Fund as soon as practicable, shares or other property held in the Escrow Fund having a value equal to such Indemnifiable Damages; provided, however, that, to the extent that such Indemnifiable Damages have not then been incurred, paid or properly accrued by such Indemnified Person, Acquiror (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, shares or other property held in the Escrow Fund in respect thereof unless and until such Indemnifiable Damages are actually incurred, paid or properly accrued by such Indemnified Person.

10.5.2        For the purpose of compensating Acquiror (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages pursuant to this Agreement, each whole share of Acquiror Common Stock in the Escrow Fund shall be deemed to have a value equal to the Acquiror Stock Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Acquiror Common Stock occurring after the Effective Time).

10.6        Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Representative by or on behalf of Acquiror (on behalf of itself or any other Indemnified Person) and for a period of 30 days after such delivery to the Escrow Agent and Representative of such Officer’s Certificate, the Escrow Agent shall make no delivery of shares or other property pursuant to Section 10.5 unless the Escrow Agent shall have received written authorization from the Representative to make such delivery.  After the expiration of such 30 day period, the Escrow Agent shall make delivery of the shares or other property in the Escrow Fund in accordance with Section 10.5; provided, however, that no such payment or delivery may be made if and to the extent the Representative shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 30 day period.

10.7        Resolution of Objections to Claims.

10.7.1        In the event the Representative shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have 30 days after its receipt of such writing to respond in a written statement to the objection of the Representative.  If after such 30 day period there remains a dispute as to any claims, the Representative and Acquiror shall attempt in good faith for 30 days thereafter to agree upon the rights of the respective parties with respect to each of such claims.  If the Representative and Acquiror shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares or other property from the Escrow Fund in accordance with the terms thereof.

10.7.2        If no such agreement can be reached after good faith negotiation, but in any event upon the expiration of such 30 day period, either Acquiror or the Representative may, by written notice to the other, demand arbitration of the dispute unless the amount of the damage or loss is at issue in pending litigation with a third party; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within 15 days after such written notice is sent, each of Acquiror and the Representative shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within 10 days of their selection.  The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement and, notwithstanding anything in Section 10.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

10.7.3        Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Santa Clara

County, California under the commercial rules then in effect of the American Arbitration Association.  For purposes of this Section 10.7.3, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrators award Acquiror more than one-half of the amount in dispute; in that case, the Effective Time Stockholders shall be deemed to be the non-prevailing party.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the reasonable expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

10.8        Representative.

10.8.1        The Representative shall serve as the agent for and on behalf of the Effective Time Stockholders (in their capacities as such) to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize deliveries to Acquiror of shares or other property from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 10.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Person, against any such stockholder or by any such stockholder against any Indemnified Person or any dispute between any Indemnified Person and any such stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; and (vi) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the shares or other property then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Acquiror.  No bond shall be required of the Representative, and the Representative shall receive no compensation for his services.  Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Stockholders.

10.8.2        The Representative shall not be liable to any Effective Time Stockholder for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Representative.  The Effective Time Stockholders shall, severally and not jointly, on a pro rata basis (with each Effective Time Stockholder’s pro rata portion being equal to such holder’s percentage interest in the Escrow Fund), indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including without limitation the legal costs and expenses of defending the Representative against any claim or liability in connection with the performance of the Representative’s duties.  If not paid directly to the Representative by the Effective Time Stockholders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Shares otherwise distributable to the Effective Time Stockholders (and not distributed or distributable to any Indemnified Person or subject to a pending indemnification claim of any Indemnified Person) following the expiration of the Claims Period pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Stockholders (on a pro rata basis according to their respective percentage interests in the Escrow Fund).

10.8.3        The Representative shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

10.9        Actions of the Representative.

10.9.1        Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 10.9.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Stockholders and shall be final, binding and conclusive upon each such stockholder; and each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such stockholder.  Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

10.9.2        Except for matters that are subject to Section 10.7, and without limiting the generality or effect of Section 10.9.1, any and all claims and disputes between or among any Indemnified Person, the Representative and/or any one or more Effective Time Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall (i) in the case of any claim or dispute asserted by or against or involving any such stockholder (in its capacity as such) (other than any claim against or dispute with the Representative), be asserted or otherwise addressed solely by the Representative on behalf of such stockholder (and not by such stockholder acting on its own behalf) and (ii) in the absence of a consensual resolution by the applicable parties in interest (with the

Representative representing the interests of any such stockholder) shall be resolved through arbitration pursuant to the following provision of this Section 10.9.2.  Following the expiration of 30 days after the delivery of written notice of any claim or dispute referred to in the immediately preceding sentence by Acquiror (on behalf of itself of any other Indemnified Person) to the Representative or vice versa, either Acquiror or the Representative may, by written notice to the other, demand arbitration of the applicable claim or dispute, and the claim or dispute shall be resolved through arbitration conducted by three arbitrators.  Within 15 days after such written notice is sent, each of Acquiror and the Representative shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within 10 days of their selection.  The decision of the arbitrators as to any dispute shall be binding and conclusive upon Acquiror, the Representative and all stockholders of Target immediately prior to the Effective Time.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association.  In any arbitration under this Section 10.9.2, the non-prevailing party (as determined by the arbitrators), shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.  Nothing in this Section 10.9.2 shall limit the Representative’s ability in any manner to assert and/or bring any claim against any one or more Effective Time Stockholders.

10.9.3        Any and all claims and disputes between or among the Representative and any one or more Effective Time Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall be resolved through arbitration pursuant to the following provision of this Section 10.9.3.  Following the expiration of 30 days after the delivery of written notice of any claim or dispute referred to in the immediately preceding sentence by the Representative to such stockholders or vice versa, either the Representative or each such stockholders may, by written notice to the other, demand arbitration of the applicable claim or dispute, and the claim or dispute shall be resolved through arbitration conducted by three arbitrators.  Within 15 days after such written notice is sent, each of the Representative and such stockholders shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within 10 days of their selection.  The decision of the arbitrators as to any dispute shall be binding and conclusive upon the Representative and such stockholders.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Santa Clara County or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association.  In any arbitration under this Section 10.9.3, the non-prevailing party (as determined by the arbitrators), shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

10.10      Third-Party Claims.  In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall promptly notify the Representative of such third-party claim, and the Representative and the Effective Time Stockholders on whose behalf shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in, but not to determine or conduct, any defense of such claim.  No delay in providing or failure to provide such notice shall affect Acquiror’s rights hereunder so long as the Representative and such stockholders have not been materially prejudiced thereby.  Acquiror shall have the right in its sole discretion to conduct the defense of and to settle any such claim.  No settlement of any such claim with any third party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 15 days after a written request for such consent by Acquiror.  In the event that the Representative has consented to any such settlement, neither the Representative nor any Effective Time Stockholder shall have any power or authority to object under Section 10.6 or any other provision of this Section 10 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement.

11.                               MISCELLANEOUS

11.1        Governing Law.  The internal laws of the State of California (irrespective of its conflicts of laws principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

11.2        Assignment; Binding Upon Successors and Assigns.  Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.3        Severability.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

11.5        Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

11.6        Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).  The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.7        Notices.  Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

(a)           If to Acquiror:

GRIC Communications, Inc.
1421 McCarthy Blvd.
Milpitas, CA  95035
Attention:  General Counsel
Facsimile No.: (408) 435-8687
Telephone No.: (408) 955-1920

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  David Healy
Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200

(b)           If to Target:

Axcelerant, Inc.
130 Theory, Suite 100
Irvine, CA 92612
Attention:  President
Facsimile No.: (949) 851-7000
Telephone No.: (949) 851-7098

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive
Suite 1600
Newport Beach, CA 92660
Attention:  K.C. Schaaf
Facsimile No.: (949) 725-4100
Telephone No.: (949) 725-4000

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 0.

11.8        Construction of Agreement.  This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.  A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth.  The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

11.9        No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other.  No party will hold itself out as having any authority or relationship in contravention of this Section.

11.10      Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

11.11      Absence of Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

11.12      Public Announcement.  Upon execution of this Agreement Acquiror and Target will issue a press release approved by both parties announcing the Merger.  Thereafter, Acquiror may, subject to the approval of Target (which shall not be unreasonably withheld) issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

11.13      Confidentiality.  Target and Acquiror acknowledge and agree that notwithstanding any provision of this Agreement to the contrary, the terms and conditions of the Non-Disclosure Letter Agreement between Target and Acquiror dated May 1, 2003 shall remain in full force and effect.  In the event of any conflict between such Non-Disclosure Letter Agreement and the terms of this Section 11.13, such Non-Disclosure Letter Agreement shall control.  Target and Acquiror each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations.  Accordingly, Acquiror and Target each agrees (a) to use its respective commercially reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions.  The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.  If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party and such information shall not be used by the receiving party in furtherance of its business.

11.14      Entire Agreement.  This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Amended and Restated Exclusivity Letter Agreement between Target and Acquiror dated August 11, 2003 and the Non-Disclosure Letter Agreement between Target and Acquiror dated May 1, 2003.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[SIGNATURE PAGE NEXT]

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIROR		TARGET
GRIC COMMUNICATIONS, INC.		AXCELERANT, INC.

By:	/s/ Bharat Davé	By:	/s/ Dennis Andrews
Its:	President and CEO	Its	President and CEO

MERGER SUB
AMBER ACQUISITION CORP.

By:	/s/ David Teichmann
Its:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]